Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 2021, relating to the consolidated financial statements and financial statement schedules of The Allstate Corporation and the effectiveness of The Allstate Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 30, 2021